Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

Company Contact:

Karen Holcom

Acuity Brands, Inc.

(404) 853-1437

ACUITY BRANDS ANNOUNCES

16% INCREASE IN SECOND QUARTER EARNINGS PER SHARE

ATLANTA, April 6 — Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the second quarter of fiscal 2004 was $9.5 million, or $0.22 per diluted share, compared to $7.7 million, or $0.19 per diluted share, reported in the second quarter of fiscal 2003. These represent increases in net income and diluted earnings per share of 23% and 16%, respectively. In addition, the Company continued to reduce debt at a pace exceeding previous expectations, ending the quarter with total debt of $437.5 million, down $8.3 million from August 31, 2003.

Net sales for the second quarter ended February 29, 2004 increased $1.7 million to $491.0 million compared to $489.3 million reported in the year-ago period. Net sales were essentially flat at both Acuity Brands Lighting (ABL) and Acuity Specialty Products (ASP) as gains from pricing at both units and greater shipments of lighting products to the home improvement channel were offset by declines in certain other channels, primarily those serving the non-residential construction market. Overall, consolidated gross profit margins advanced to 41.0% of net sales in the second quarter of fiscal 2004, from 39.9% reported in the year-ago period, due primarily to favorable price and mix changes and the impact of profit improvement programs that helped offset the costs of higher raw materials and the consolidation of certain manufacturing facilities at ABL. Consolidated operating expenses increased slightly to 36.1% of net sales in the second quarter of fiscal 2004, compared to 35.9% reported in the year-ago period, due primarily to greater expense for company-wide restricted stock incentives. Consolidated operating profit of $24.4 million was $5.0 million, or 26%, higher than operating profit reported in the second quarter of fiscal 2003 as the improvement in gross profit more than offset higher operating expenses. Operating profit margin increased to 5.0% of net sales at the end of the second quarter of fiscal 2004 from 4.0% reported in the prior-year period. Net income increased 23% compared to the year-ago period due primarily to the higher operating profit noted above and lower interest expense because of less outstanding debt, partially offset by lower gains on the sale of assets in the current quarter compared to the same period a year earlier.

Second Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting in the second quarter of fiscal 2004 were $369.4 million compared to $368.8 million reported in the year-ago period, an increase of $0.6 million. Net sales at ABL were essentially flat as greater shipments of products through home improvement centers and the positive impact of pricing initiatives were substantially offset by lower shipments to certain other key commercial and industrial markets due primarily to the continued economic weakness that prevailed throughout the current period in the non-residential construction market. The backlog at ABL increased $20.9 million, or 17%, to $144.2 million at February 29, 2004 from November 30, 2003 reflecting the normal seasonal pattern for the non-residential construction market. Operating profit at ABL increased $2.4 million, or 13%, to $21.2 million in the second quarter of fiscal 2004 from $18.8 million reported in the prior year. Operating profit margins at ABL improved to 5.7% of net sales from 5.1% reported in the year-ago period. The increases in operating profit and margin were due primarily to the benefits from continuous improvement programs, including sourcing and strategic pricing initiatives. These improvements were partially offset by costs associated with the consolidation of certain manufacturing facilities and higher raw material costs.

Net sales at Acuity Specialty Products in the second quarter of fiscal 2004 were $121.7 million, an increase of $1.1 million over the same period one year earlier. The increase in net sales was due primarily to improved pricing and higher volume in the industrial and institutional channel in both domestic and international markets, partially offset by lower retail sales and the divestiture of a small product line in November 2003. Operating profit at ASP for the second quarter of fiscal 2004 increased $4.2 million, or 88%, to $9.0 million from $4.8 million reported in the year-ago period. Operating margins improved significantly to 7.4% of net sales from 4.0% reported a year ago. The increases in operating profit and margin were due primarily to a better mix of products sold and the impact of continuous improvement initiatives to enhance pricing and control costs.

Corporate expenses were $5.8 million in the second quarter of fiscal 2004 compared to $4.2 million in the year-ago period. The increase was due primarily to higher expense for company-wide restricted stock incentives resulting from a greater mix of restricted stock compared to stock options used in the year-ago period. Net interest expense in the second quarter of fiscal 2004 declined to $8.9 million from $9.5 million reported in the year-ago period due primarily to a reduction in debt balances.

Year-To-Date Results

Net sales for the six months ended February 29, 2004 increased $14.0 million to $1,008.6 million compared to $994.6 million reported in the same period a year ago. Consolidated operating profit for the first half of fiscal 2004 increased $7.3 million, or 16%, to $53.0 million compared to operating profit of $45.7 million in the prior year. Consolidated operating margins improved to 5.3% of net sales for the six months ended February 29, 2004 from 4.6% of net sales reported in the prior year. Year-to-date net income was $22.4 million, or $0.52 per diluted share, compared to last year’s net income of $18.2 million, or $0.44 per diluted share. Net income and diluted earnings per share increased 23% and 18%, respectively, in the first half of fiscal 2004 compared to the year-ago period.

Outlook

James S. Balloun, Chairman and Chief Executive Officer of Acuity Brands, said, “I am pleased to report that in the second quarter we improved consolidated operating profit margins by 100 basis points and increased diluted earnings per share by 16% over the prior year. These strong improvements compared to the year-ago period reflect the strength of our value propositions, the benefits of margin management initiatives, and our continued effort to build a more globally competitive supply chain. We delivered these positive results while continuing to incur costs at ABL to redeploy resources within the supply chain to strengthen future performance and while confronting weak economic conditions that continued to prevail in certain key markets, particularly non-residential construction. As of February 29, 2004, our outstanding debt balance was $437.5 million, a reduction of $8.3 million since August 31, 2003 and significantly below previous estimates. We have achieved this while continuing to pay approximately $6 million in quarterly dividends and accelerating investment in key areas of our businesses. We expect to continue to reduce debt in the second half of the year and anticipate a debt balance of approximately $400 million by the end of fiscal 2004.

“Results for the first half of fiscal 2004 were impacted by soft demand and uncertainties that existed in the Company’s key markets, particularly non-residential construction. It now appears that certain sectors of the economy are starting to show signs of renewed growth, and some economists are predicting modest growth in portions of the non-residential construction market starting in the second half of calendar year 2004. While we remain cautious about the potential benefit from such a rebound in our fiscal 2004, we now expect full-year earnings to be in the middle to upper end of the range of $1.31 to $1.51 per share.”

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today, April 6, 2004, at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay until April 27, 2004 at the Company’s Web site: www.acuitybrands.com .

Acuity Brands, Inc., with fiscal year 2003 net sales of over $2.0 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig Industries(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward-looking include statements concerning: (a) the outlook for the second half of the year in comparison to the prior year; (b) future earnings per share; and (c) expected changes in total indebtedness (including the timing of the changes in total indebtedness). A variety of risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions, including the potential for a more severe slowdown in non-residential construction and other industrial markets, changes in interest rates, and fluctuations in commodity and raw material prices or foreign currency rates; (b) the Company’s ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; (c) the risk that the Company will be unable to execute its various initiatives within expected time frames; (d) unexpected developments in the Company’s legal and environmental matters; and (e) the other risk factors more fully described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 31, 2003.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	FEBRUARY 29, 2004	FEBRUARY 28, 2003	FEBRUARY 29, 2004	FEBRUARY 28, 2003
ABL	$369,388	$368,792	$21,222	$18,826
ASP	121,651	120,595	8,980	4,811

	$491,039	$489,387	30,202	23,637

Corporate			(5,822)	(4,231)
Other income (expense), net(1)			(579)	2,115
Interest expense, net			(8,927)	(9,519)

Income before taxes			14,874	12,002
Income taxes			5,355	4,321

Net income			$9,519	$7,681

Earnings per Share:
Basic earnings per share			$.23	$.19
Basic weighted-average shares outstanding during period			41,846	41,443
Diluted earnings per share			$.22	$.19
Diluted weighted-average shares outstanding during period			43,291	41,470

	SIX MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	FEBRUARY 29, 2004	FEBRUARY 28, 2003	FEBRUARY 29, 2004	FEBRUARY 28, 2003
ABL	$760,415	$751,450	$49,133	$44,893
ASP	248,162	243,163	16,389	8,482

	$1,008,577	$994,613	65,522	53,375

Corporate			(12,544)	(7,687)
Other income (expense), net(1)			(277)	1,997
Interest expense, net			(17,644)	(19,293)

Income before taxes			35,057	28,392
Income taxes			12,621	10,221

Net income			$22,436	$18,171

Earnings per Share:
Basic earnings per share			$.54	$.44
Basic weighted-average shares outstanding during period			41,721	41,417
Diluted earnings per share			$.52	$.44
Diluted weighted-average shares outstanding during period			42,999	41,444

(1)	Other income (expense), net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	FEBRUARY 29, 2004	AUGUST 31, 2003		FEBRUARY 29, 2004	AUGUST 31, 2003
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and short-term investments	$7,499	$16,053	Short-term debt	$46,655	$54,339
Receivables, net	293,877	302,276	Accounts payable	159,247	165,656
Inventories, net	201,563	188,799	Accrued salaries, commissions, and bonuses	33,457	49,217
Other current assets	62,333	51,424	Other accrued liabilities	92,595	90,239

Total Current Assets	565,272	558,552	Total Current Liabilities	331,954	359,451
Property, Plant, and Equipment, net	219,828	222,558	Long-Term Debt, less current maturities	390,830	391,469
Other Assets	505,146	507,109	Other Long-Term Liabilities	133,369	129,005

Total Assets	$1,290,246	$1,288,219	Stockholders’ Equity	434,093	408,294

			Total Liabilities and Stockholders’ Equity	$1,290,246	$1,288,219

			Current Ratio	1.7	1.6
			Percent of Debt to Total Capitalization	50.2%	52.2%

CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)

	SIX MONTHS ENDED			SIX MONTHS ENDED
(Amounts in thousands)	FEBRUARY 29, 2004	FEBRUARY 28, 2003		FEBRUARY 29, 2004	FEBRUARY 28, 2003
Cash Provided by (Used for):			Cash Provided by (Used for):
Operations–			Financing–
Net income	$22,436	$18,171	Debt	$(8,358)	$(23,505)
Depreciation and amortization	22,936	23,459	Dividends	(12,635)	(12,437)
Other operating activities	(21,677)	12,364	Other financing activities	5,078	928

Cash Provided by Operations	23,695	53,994	Cash Used for Financing	(15,915)	(35,014)

Investing–			Effect of Exchange Rate on Cash	418	(430)

Capital expenditures	(20,460)	(13,542)
Sale of assets	3,708	1,768	Net Change in Cash	(8,554)	6,776

Cash Used for Investing	$(16,752)	$(11,774)	Cash at Beginning of Period	16,053	2,694

			Cash at End of Period	$7,499	$9,470